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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE

       Safe Technologies International, Inc., (SFAD)
                 To Acquire Connect.Ad


Palm Beach, FL. July 16, 1999, Safe Technologies
International, Inc., (OTC BB: SFAD) announced today that in their continued efforts to increase SFAD's
Internet Presence that Management has signed a Binding
Letter of Intent to acquire all of the shares of Connect.Ad, Inc., a Franchiser, whose corporate headquarters are located in Pompano Beach, FL.
Connect.Ad, an Internet Marketing and Sales Franchise, has its UFOC approved in 36 States, including the District of Columbia. In the remaining 14 states which require state registration, Connect.Ad is registered in New York, Michigan, Maryland, California, Florida, and
Georgia.

Brad Tolley, Vice President of Investor Relations, reported the "acquisition of Connect.Ad provides SFAD another aspect of Internet specialization - Marketing.
We looked at a number of Internet Franchises, but, all were technology driven. Connect.ad is designed as a Franchise for general business people, sales and/or marketing individuals who want to get into the growth of the Internet, but don't know anything about technology. This is an inexpensive, $10,000 and up, depending upon the territory, Electronic Ad Agency Franchise. The franchisee is supplied with 'turn key' manuals and marketing materials, trained to sell Internet services, while eliminating technology from the equation. All of the back office technology function and services, relating to the sales made by Franchisees, will be handled by our existing
Florida Internet technology companies. The Franchisees will represent merchants' product sales, in their exclusive territories, for SFAD's E-Commerce malls:
CybermallsCastle.com, and our upcoming DejaVuFashions.com, and the GlobalDeli.com. Additionally, Franchisees will represent the sales and promotion of SFAD's online "Famous Shopping Streets" which will be developed for important Franchisee cities, within their territories. We believe that 'every town' has a famous shopping Street. In essence, the Franchise affords SFAD the opportunity to develop national representation of an Internet sales force via independent entrepreneurs Franchisees".

Connect. ad, a new Franchiser, has already sold ,two
Franchises to date, one in Florida and one in Texas.
Specializing in developing online and interactive business strategies and electronic ad campaigns, the Florida
Franchisee has an extensive client list, i.e., Bank
Atlantic, Bachrodt Automotive Group, Silent Coup, (NY
Times bestseller) Burt and Jack's, Fred Astaire Dance
Studios, etc.

Mr. Tolley, stated, "we expect to close the acquisition within 30 days, and we are already working on a Marketing
Program to expose the Franchise nationally".


SOURCE:    Safe Technologies International, Inc.,(SFAD)
CONTACT:   Brad Tolley VP Investor Relations
TEL:       561-832-2700
EMAIL:     investor.relations@safetechnologies.com
HTTP://    www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including those relating to the availability of suitable financial resources, the availability of management, unproven market for SFAD's products and services as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended December 31, 1998.